Exhibit 99.1

Scripps closes private offering of senior notes

For immediate release
April 28, 2017

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) has closed its offering of $400 million of new 5.125 percent senior unsecured notes due 2025. In addition, Scripps has closed the amendment and restatement of its existing $100 million senior secured revolving credit facility, which increased the borrowing capacity to $125 million and extended the maturity to 2022.

The notes were priced at par value and will bear interest at a rate of 5.125 percent per year, payable each year on May 15 and Nov. 15, beginning Nov. 15, 2017.

Proceeds from the offering were used to repay the existing $391 million term loan B due in 2020, to pay related fees and expenses and for general corporate purposes. The notes are guaranteed by certain of the company’s existing and future subsidiaries.

The notes and related guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption. The notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act, or outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, and shall not constitute an offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including multi-platform satire and humor brand Cracked, podcast industry leader Midroll Media and over-the-top video news service Newsy. Scripps also produces television shows including “THE LIST” and ”The Now,” runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com